Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Elgin National Industries, Inc. and Subsidiaries

Downers Grove, Illinois

We have reviewed the accompanying condensed consolidated balance sheet of Elgin National Industries, Inc. and Subsidiaries as of September 30, 2004, and the related condensed consolidated statement of operations for the three- and nine-month periods ended September 30, 2004, and the related condensed consolidated statement of changes in common stockholder’s deficit and the condensed consolidated statement of cash flows for the nine-month period ended September 30, 2004. The accompanying condensed consolidated balance sheet for the year ended December 31, 2003, and the related condensed consolidated statements of operations for the three- and nine-month periods ended September 30, 2003, and the related condensed consolidated statement of changes in stockholder’s deficit as of December 31, 2003, and the related condensed consolidated statement of cash flows for the nine-month period ended September 30, 2003 were not audited or reviewed by us and, accordingly, we do not express an opinion on them. These condensed financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with U.S. generally accepted accounting principles.

Schaumburg, Illinois

December 22, 2004